Exhibit 5.1

Simpson Thacher & Bartlett LLP

900 G STREET, NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

November 4, 2026

Evercore Inc.

55 East 52nd Street

38th Floor

New York, New York 10055

To the Addressee Stated Above:

We have acted as counsel to Evercore Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of the Company (the “Shares”) that may be offered and sold by the Company and/or certain selling stockholders. The Shares may be issued and sold or delivered from time to time for an indeterminate aggregate initial offering price.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Evercore Inc.	2	November 4, 2026

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, with respect to the issuance of any shares of Class A Common Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value of such shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of such Shares and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) due issuance and delivery of such Shares, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of such agreement, the certificate of incorporation and bylaws of the Company and the Delaware General Corporation Law, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP